EXHIBIT 10.28

Technology Transfer and License Agreement

TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

THIS TECHNOLOGY TRANSFER AND LICENSE AGREEMENT ("the Agreement") effective as of December 14, 2010 (the “Effective Date”) is entered into by and between NETLAB SYSTEMS, LLC, with its principal office at 1450 South Miami Avenue, Miami, Florida 33130  (“Netlab”) and OPENFILM, LLC, with its principal office at 1450 South Miami Avenue, Miami, Florida 33130 ("Openfilm").

WHEREAS, Openfilm has developed certain technologies that comprise it’s website portal business (the “Technologies”) and has transferred all right, interest and title to such Technologies to Netlab as part of a Technology Transfer Agreement.

WHEREAS, Openfllm desires to license the Technologies from Netlab and Netlab desires to license the Technologies to Openfilm, pursuant to the terms and conditions contained herein.

NOW, THEREFORE, as consideration for the mutual premises and other covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	GRANT OF LICENSE

1.1           License.  Subject to the terms of this Agreement, Netlab hereby grants to Openfilm, and Openfilm hereby accepts, a perpetual, non-exclusive, non-transferable (except as provided herein) license to use, incorporate, modify and enhance the Technologies in the use of Openfilm’s Website business, including without limitation, Openfilm’s ability to license portions of the Technologies to third-parties.

1.2           Proprietary Marks, Legends and Notices.  Openfilm shall not remove any proprietary marks, legends and patent and copyright notices that appear on the Technologies including any users' manuals, handbooks and other written or electronic material relating to the Technologies.

2.	LICENSE FEES AND PAYMENT TERMS

2.1           License Fees.  Openfilmshall pay to Netlab a license fee of five percent (5%) of all gross revenue generated by Openfilm using the Technologies.

2.2           Payment Terms. Openfilm shall make payment of the License Fee within ten (10) business days of the end of each calendar quarter.All payments shall be made in U.S. Dollars.  Any amount not paid when due shall bear a late payment charge on the unpaid balance at the rate of 1.5% per month or the maximum amount permitted by law, whichever is less.  Receipt of a check, draft or other commercial paper shall not constitute payment until Netlab shall have received in cash the full amount thereof.

3.	TERM AND TERMINATION

This Agreement shall have an initial term of ten (10) years from the Effective Date.  The initial term shall be renewed for successive renewal terms of one (1) year each, upon the expiration of the then existing term; provided, however, that Openfilm can terminate this Agreement by discontinuing its use of the Technologies.  Netlab may only terminate this Agreement at the end of the initial term or at the end of any subsequent term, by providing thirty-days (30) written notice of its intent to terminate. Neither party shall be responsible to the other for any losses arising out of termination.

4.	DEVELOPMENT AND SUPPORT

4.1           Development.  Netlab shall provide reasonabledevelopment support services to Openfilm.Openfilm and Netlab shall meet to discuss the development of additional functionality for the Website at least once per quarter.  After such meeting, Netlab shall provide a development timetable.Netlab shall provide such development at no additional costs to Openfilm.

4.2           Assignment of Innovations.  Openfilm shall assign all of its rights in future innovations related to the Technologies to Netlab for no additional consideration other than Netlab’s obligation to provide future development.

4.3           Support.  Netlab shall respond to support requests within 24 hours.  Openfilm and Netlab will monitor user submitted support issues and will coordinate the prioritization of such issues and requests.

5.	LIMITED WARRANTY

5.1           Intellectual Property Rights.  Netlab has all Intellectual Property Rights necessary to license the Technologies to Openfilm in accordance with the terms of this Agreement.

5.2           Limitations.  The foregoing warranties apply only to Openfilm.  Netlab makes no warranties, express or implied, to any third parties.   Netlab shall provide warranty service only for the most current version of the Technologies.  Netlab shall have no obligation to provide warranty services if any Material Defect in the Technologies is caused by:  (i) a malfunction of hardware or software not supplied by Netlab; (ii) modification of the Technologies by any person or entity other than Netlab; (iii) operator error; (iv) use of the Technologies that is not in accordance with the operating instructions for the Technologies; or (v) accident, abuse, misapplication, hackers, Internet viruses, acts of war, terrorism or force majeure.

5.3           Disclaimer.  EXCEPT FOR NETLAB'S EXPRESS WARRANTIES STATED HEREIN, TECHNOLOGIES IS PROVIDED "AS IS" WITHOUT ANY WARRANTY WHATSOEVER.  NETLAB AND ITS LICENSORS DISCLAIM ALL IMPLIED WARRANTIES WITH RESPECT TO THE TECHNOLOGIES, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4           Limitation of Liability.  NETLAB'S LIABILITY ARISING OUT OF THIS AGREEMENT OR LICENSING OF THE TECHNOLOGIES SHALL BE LIMITED TO THE LICENSE FEES PAID BY OPENFILM DURING THE SIX  (6) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO NETLAB'S LIABILITY.  IN NO EVENT SHALL NETLAB BE LIABLE TO OPENFILM OR ANY OTHER PERSON OR ENTITY FOR ANY EXEMPLARY, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, OR FOR ANY LOST PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT NETLAB HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  NOR SHALL ANY LICENSOR OF NETLAB BE LIABLE FOR ANY DIRECT OR OTHER DAMAGES OF ANY KIND WHATSOEVER, ARISING OUT OF THE USE OF THE PRODUCTS PROVIDED PURSUANT TO THIS AGREEMENT.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

6.	OWNERSHIP, INTELLECTUAL PROPERTY RIGHTS AND TRADEMARKS

6.1           Ownership and Intellectual Property Rights.  Openfilm hereby acknowledges Netlab’s exclusive ownership, title and interest in the Intellectual Property Rights and Marks and Trademarks as defined herein.  Openfilm further agrees that Netlab retains ownership and all forms of Intellectual Property Rights in the Confidential Information and Technologies.  As used herein, the term "Intellectual Property Rights" includes without limitation all right, title and interest in and to all (i) Letters Patent and all filed, pending or potential applications for Letters Patent, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (ii) trade secret rights and equivalent rights arising under the common law, state law, federal law and laws of foreign countries; (iii) copyrights, mask works, other literary property or authors rights, whether or not protected by copyright or as a mask work, under common law, state law, federal law and laws of foreign countries; and (iv) proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names under common law, state law, federal law and laws of foreign countries.  Openfilm assigns to Netlab any Intellectual Property Rights it may now or hereafter possess in the Confidential Information and theTechnologies and agrees to execute all documents, and take all actions, that may be necessary to confirm such rights.

6.2           Use of Marks.  As used herein, the terms "Marks" or "Trade Marks" mean all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names Netlab may adopt from time to time to identify Netlab, its products, or any related parties or materials.  During the Term, Openfilm shall have the right to indicate to the public that it is an authorized provider of the Netlab Software and use the Marks to identify the Netlab Software; but shall not make any other use of the same (and shall not make any use of any trademarks, trade names, symbols, or logos of any of Netlab's licensors) for any reason, except as expressly authorized by this Agreement.  At no time during or after the term of the Agreement shall Openfilm challenge or assist others to challenge Netlab's Intellectual Property Rights in the Marks or the registration thereof or attempt to register any trademarks, tradenames or other proprietary indicia confusingly similar to the Marks, nor shall the authorized use of the Marks or Trademarks create in Openfilm’s favor any right or interest in the Netlab Marks or Trademarks.

6.3           Quality Control.  All representations of the Marks that Openfilm intends to use shall be exact copies of those used by Netlab or shall first be submitted to Netlab for prior written approval of design, color, and other details.  Upon reasonable notice and request, Netlab may inspect copies of the Technologies and other materials on which the Marks are used so that Netlab may monitor the quality of the products bearing the Marks.

7.	CONFIDENTIALITY.

As used in this Agreement, "Confidential Information" shall mean all information that is disclosed by Netlab to Openfilm, including without limitation, hardware and software designs, product specifications and documentation, trade secrets, business and product plans, marketing information, know-how and other confidential business information.  Confidential Information shall not include information which: (i) is or becomes public knowledge without any action by, or involvement of, the receiving party; (ii) is disclosed by the receiving party with the prior written approval of Netlab; or (iii) is disclosed pursuant to any judicial or governmental order, rule or regulation or judicial or administrative proceeding or request; provided that the receiving party gives Netlab sufficient prior notice to contest such order.  Openfilm shall not disclose, or permit any third party or entity access to, the Confidential Information (or any portion thereof) without prior written permission of Netlab (except such disclosure or access which is required to perform any obligations under this Agreement).  Openfilm shall insure that any employees, or any third parties who receive access to the Confidential Information, are advised of the confidential and proprietary nature thereof and are prohibited from copying, utilizing or otherwise revealing the Confidential Information.  Without limiting the foregoing, Openfilm agrees to employ with regard to the Confidential Information procedures no less restrictive than the strictest procedures used by it to protect its own confidential and proprietary information, but not less than reasonable care.

8.	NOTIFICATION OF CLAIMS OR UNAUTHORIZED USE

Openfilm shall promptly notify Netlab in writing upon:  (i) receipt of any notice of any claims by third parties that might affect the rights of Netlab or any of its licensors in the Technologies and (ii) its discovery of any unauthorized use or infringement of the Confidential Information, the Technologies or Netlab's Intellectual Property Rights with respect thereto.  Netlab shall have the sole and exclusive right to bring an infringement action or proceeding against infringing third party, and, in the event that Netlab brings such an action or proceeding, Openfilm shall cooperate and provide full information and assistance to Netlab and its counsel in connection with any such action or proceeding.

9.	INDEMNIFICATION BY OPENFILM

Openfilm shall protect, defend, indemnify and hold Netlab harmless, at its expense, from any and all claims, demands, liabilities, obligations, deficiencies, losses, damages, actions, suits, proceedings, assessments, judgments or settlements, including all reasonable costs and expenses related thereto such as attorneys' fees, that arise from or are connected with the development, modification, use and distribution of the Technologies by Openfilm including, but not limited to, any unauthorized reproduction, warranty violations, maintenance, defects in design, workmanship, materials or otherwise or any misrepresentation or covenant or agreement on the part of Openfilm relating to the Technologies.

10.	GENERAL PROVISIONS

10.1         Compliance with Laws of Other Jurisdictions.  Openfilm shall comply with all laws, legislation, rules, regulations, governmental requirements and industry standards with respect to the Technologies, and the performance by Openfilm of its obligations hereunder, existing in any jurisdiction into which Openfilm directly or indirectly uses the Technologies.

10.2         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its choice of law provisions.

10.3         Cost, Expenses and Attorneys' Fees.  If either party commences any action or proceeding against the other party to enforce or interpret this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the actual costs, expenses and reasonable attorney's fees, incurred by such prevailing party in connection with such action or proceeding and in connection with obtaining and enforcing any judgment or order thereby obtained.

10.4         Assignment.  This Agreement, and the rights and obligations hereunder, may not be assigned, in whole or in part by Openfilm, except to a successor to the whole of Openfilm's business, without the prior written consent of Netlab.  In the case of any permitted assignments or transfer this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

10.5         Notices. Except as otherwise provided herein, all notices regarding obligations under this Agreement shall be in writing and either personally delivered or sent via facsimile, email or certified mail, postage prepaid and return receipt requested addressed, to such other party at the address specified on the first page.

10.6         Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof.  No waiver, consent or modification of terms of this Agreement shall bind either party unless in writing and signed by both parties, and then such waiver, consent or modification shall be effective only in the specific instance and for the specific purpose given.  Openfilm shall not be construed as a third party beneficiary of any agreement between Netlab and any of its licensors.

IN WITNESS WHEREOF, the parties, as of the Effective Date, have caused this Agreement to be executed by their duly authorized representatives.

NETLAB SYSTEMS, LLC		OPENFILM, LLC

By:	/s/ Ivan Onuchin	By:	/s/ Dmitry Kozko

Name:	Ivan Onuchin	Name:	DmitryKozko

Title:	Chief Technology Officer	Title:	Chief Executive Officer